SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549-1004

                               FORM 8-K

                            CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported) November 25, 1997
                                                    -------------------

                      Commission File Number 0-7624
                                              ------

                  WESTERN MASSACHUSETTS ELECTRIC COMPANY
                  --------------------------------------
          (Exact name of registrant as specified in its charter)


               MASSACHUSETTS                      04-1961130
               -------------                      ----------

     (State or other jurisdiction of          (I.R.S. Employer
      incorporation or organization)         Identification No.)


  174 BRUSH HILL AVENUE, WEST SPRINGFIELD, MASSACHUSETTS  01090-0010
     ------------------------------------------------------------------
              (Address of principal executive offices)      (Zip Code)


                            (413) 785-5871
                            --------------
            (Registrant's telephone number, including area code)


                            Not Applicable
                            --------------
       (Former name or former address, if changed since last report)

Item 5. Other Events

1. Massachusetts Restructuring Legislation

     On November 25, 1997 Massachusetts enacted a comprehensive electric utility industry restructuring bill. The bill provides that each Massachusetts electric company, including Western Massachusetts Electric Company (WMECO), a wholly-owned subsidiary of Northeast Utilities (NU), will decrease its rates by 10 percent and allow all its customers choice of retail electric supplier on March 1, 1998. The statute requires a further 5 percent rate reduction, adjusted for inflation, by September 1, 1999.

     In addition, the legislation provides, among other things, for: (1) recovery of stranded costs through a "transition charge" to customers, subject to review by the Department of Telecommunications and Energy (DTE), formerly the Department of Public Utilities, (2) a possible limitation on WMECO's return on equity should its stranded cost charge go above a certain level, (3) securitization (i.e. refinancing of stranded costs through an independent entity) of allowed stranded costs; and (4) divestiture of fossil/hydro generation in order to recover transition charges in full and in order to qualify for securitization. WMECO hopes that it will be able to complete securitization in 1998.

     The statute also provides that an electric company must transfer or separate ownership of generation, transmission and distribution facilities into independent affiliates or "functionally separate such facilities within 30 business days of federal approval" to do so. Transmission facilities owned by an electric company are to be transferred to a transmission company at net book value. The same is to be done for distribution facilities. Additionally, marketing companies formed by an electric company are to be separate from the electric company and separate from generation, transmission or distribution affiliates.

     WMECO is currently preparing its restructuring plan to comply with all aspects of this legislation, and intends to file it with the DTE, as required, by January 1, 1998. Under its present projections, which include the return to service of the three Millstone nuclear units in line with present assumptions, WMECO will be able to achieve the required 10 percent rate reduction on March 1, 1998 without breaching any of the financial tests in its credit arrangements.

     WMECO's earnings prospects in 1998 and beyond will be affected by the significant change in its business activities resulting from the legislation, in ways that cannot now be definitely estimated.

     For more information regarding restructuring initiatives in Massachusetts and NU system liquidity, see quarterly report on Form 10-Q for the quarter ending September 30, 1997 and "Item 1.
Business-Rates-Massachusetts Retail Rates" in NU's 1996 Form 10-K.

2. Ratings Downgrade

     On December 17, 1997, Moody's Investors Service (Moody's) downgraded the senior secured debt of CL&P, WMECO and NU, as well as the preferred stock of CL&P and WMECO. All NU System securities remain under review for further downgrade. This was the fourth time Moody's has downgraded CL&P and WMECO securities since the Millstone units went on the NRC watch list early last year. The Moody's senior debt ratings for CL&P and WMECO are now Ba2. The Moody's senior debt rating for NU is B1. Although CL&P and WMECO do not have any plans to issue debt in the near term, rating agency downgrades generally increase the future cost of borrowing funds because lenders will want to be compensated for increased risk.

     Moody's indicated that the downgrade was precipitated primarily by "the ongoing financial strain of trying to bring Millstone nuclear units back to service in a timely and safe manner." Moody's also cited the 10 percent rate cut for WMECO expected to take place beginning in March 1998 as mandated by the recent restructuring legislation in Massachusetts as an additional factor affecting the rating downgrade.

     The downgrade of WMECO's first mortgage bonds brought those ratings to a level at which the sponsor of WMECO's accounts receivable program (which provides up to $40 million of financing potential) can take various actions, in its discretion, which would have the practical effect of limiting WMECO's ability to utilize the facility. To date, the sponsor has not notified WMECO that it will elect to exercise those rights, and the program is functioning in its normal mode.

     For more information regarding this matter, see NU's quarterly reports on Form 10-Q for the quarter ending March 31, 1997 and quarter ending June 30, 1997 and "Item 1. Business-Rates-Connecticut Retail Rates" in NU's 1996 Form 10-K.

3. Nuclear Regulatory Matters

     On December 10, 1997, the Nuclear Regulatory Commission (NRC) issued Millstone a notice of violation and proposed imposition of civil penalties in the amount of $2.1 million for past violations of NRC requirements. These violations have been the subject of previous enforcement conferences and date back over several years, with the majority being more than a year old. NU's wholly owned subsidiary, Northeast Nuclear Electric Company, as the NRC licensed operator of Millstone, will not contest the violations or the fine.

     For more information regarding this matter, see "Item 1.
Business-Electric Operations-Nuclear Generation" in NU's 1996 Form 10-K.




























                              SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                          WESTERN MASSACHUSETTS ELECTRIC COMPANY
                          --------------------------------------
                                         Registrant




Date  December 23, 1997              By /s/John B. Keane
     --------------------          -----------------------------------
                                        John B. Keane
                                        Vice President and Treasurer